EXHIBIT 99

NEWS

FOR IMMEDIATE RELEASE

Contact:	Maria Gemskie
(847) 402-5600

Judith Greffin to lead Allstate Investments

Succeeds retiring Ric Simonson who has built

strong leadership team for the future

NORTHBROOK, Ill. (December 1, 2008) — Allstate Insurance Company (NYSE:ALL) today announced that Senior Vice President Judith Greffin has been promoted to lead Allstate Investments, the company’s investment operation.  She will report to Thomas J. Wilson, Allstate’s chairman, president and chief executive officer.  Greffin, an 18-year Allstate employee, will succeed Eric A. (Ric) Simonson, 63, who is retiring effective December 31.

Greffin, 48, was named senior vice president and chief investment officer of Allstate Insurance Company in August 2008. Previously, she served as senior managing director and chief operating officer of the investment operation.

“Judy’s promotion represents the final step in our thoughtful and carefully planned leadership transition,” said Wilson.  “She is the right person at the right time to lead our $100 billion investment portfolio.”

“With nearly twenty years of experience at Allstate, Judy has developed business and investment skills that are both broad and deep. She has significant experience in the fixed income capital markets and understands our clients and their underlying businesses.  In addition, as the government and markets work to contain the financial turmoil, it’s important that we continue to have an experienced leadership team in place.

“I would like to thank Ric for the guidance he has provided Judy during this transition and for his outstanding contributions to Allstate over the past six years.   We congratulate him on his retirement.” Wilson added.

Greffin said, “I am honored to lead a top-notch team of investment professionals during this unprecedented time in our financial markets.  I am committed to continuing Allstate’s proactive, decisive approach to risk reduction and overseeing our well-diversified investment portfolio for the company.”

An Ohio native, Greffin holds a BS from Miami University in Oxford, Ohio, and an MBA from Ohio State University. Outside of Allstate, she is an active board member of the Investment Analysts Society of Chicago and Facing History and Ourselves.  She is also a Chartered Financial Analyst and member of the Economic Club of Chicago.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate is reinventing protection and retirement to help individuals in approximately 17 million households protect what they have today and better prepare for tomorrow. Customers can access Allstate products and services such as auto insurance and homeowners insurance through approximately 14,700 exclusive Allstate agencies and financial representatives in the U.S. and Canada, or in select states at allstate.com and 1-800 Allstate®. Encompass® and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. The Allstate Financial Group provides life insurance, supplemental accident and health insurance, annuity, banking and retirement products designed for individual, institutional and worksite customers that are distributed through Allstate agencies, independent agencies, financial institutions and broker-dealers. Customers can also access information about Allstate Financial Group products and services at myallstatefinancial.com.

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